Contact: Adam Weiner/Andrea Calise

Kekst and Company

(212) 521-4800

FOR IMMEDIATE RELEASE

Sizeler Property Investors, Inc. Agrees To Sell Bryn Mawr Apartments

New Orleans, LA, April 19, 2005 -- Sizeler Property Investors, Inc. (NYSE: SIZ) today announced that, in furtherance of its strategic plan, the Company has entered into a definitive agreement to sell its Bryn Mawr Apartments property at a trailing cap rate of approximately 4.5%. Bryn Mawr Apartments is a 240-unit apartment property in Naples, Florida that Sizeler acquired in 1993. Sizeler expects the sale of the property to close in early May 2005, subject to customary closing conditions. The Company stated that it has received a $1 million non-refundable cash deposit from the purchaser, which is a party unrelated to the Company and its officers and directors. Other terms of the transaction were not disclosed.

As previously announced, the Company is implementing its strategic plan which includes realizing gains from appreciated assets through opportunistic sales, reducing outstanding debt and operating costs, and increasing occupancy through property repositioning and other initiatives.

Sidney W. Lassen, Sizeler's Chairman and Chief Executive Officer, stated, "This sale is consistent with our commitment to actively implement our strategic plan to enhance shareholder value. Bryn Mawr is an appreciated asset that we have the opportunity to sell at very favorable economic terms. We plan to use the net proceeds from the sale to reduce our debt and fund development and acquisitions in high-growth markets. We will continue to pursue key elements of our strategic plan, which include our successful property upgrade program and reducing operating and interest expenses, as well as other opportunistic sales within our portfolio."

Sizeler Property Investors, Inc. is an equity real estate investment trust (REIT) which invests in retail and apartment properties in the southeastern United States. The Company currently owns a total of thirty-one properties -- sixteen in Louisiana, eleven in Florida and four in Alabama.

PROXY SOLICITATION

SIZELER PROPERTY INVESTORS, INC. AND ITS DIRECTORS, INCLUDING THOSE DIRECTORS WHO ARE ALSO EXECUTIVE OFFICERS, MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS. A LISTING OF THE SIZELER DIRECTORS AND CERTAIN OTHER INFORMATION REGARDING THEIR DIRECT AND INDIRECT INTERESTS IN THE SOLICITATION IS INCLUDED IN THE COMPANY'S SCHEDULE 14A FILED ON APRIL 19, 2005. SIZELER WILL ALSO BE FILING A DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS OF SIZELER ARE ADVISED TO READ, WHEN AVAILABLE, SIZELER'S DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED BY SIZELER WITH THE SECURITIES AND EXCHANGE COMMISSION IN CONNECTION WITH SIZELER'S SOLICITATION OF PROXIES FOR THE 2005 ANNUAL MEETING BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. STOCKHOLDERS OF SIZELER AND OTHER INTERESTED PARTIES MAY OBTAIN FREE OF CHARGE, WHEN AVAILABLE, COPIES OF THE DEFINITIVE PROXY STATEMENT AND ANY OTHER DOCUMENTS FILED BY SIZELER WITH THE SECURITIES AND EXCHANGE COMMISSION (INCLUDING THE SCHEDULE 14A FILED ON APRIL 19, 2005), AT THE SEC'S INTERNET WEBSITE WWW.SEC.GOV AND ALSO ON SIZELER'S INTERNET WEBSITE WWW.SIZELER.NET. THE SCHEDULE 14A FILED APRIL 19, 2005, AND, WHEN AVAILABLE, THE DEFINITIVE PROXY STATEMENT FOR THE 2005 ANNUAL MEETING ALSO MAY BE OBTAINED FREE OF CHARGE BY CONTACTING MORROW & CO., INC., WHICH IS ASSISTING SIZELER IN THE SOLICITATION OF PROXIES, AT (800) 654-2468 OR (212) 754-8000 (COLLECT).

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